As filed with the Securities and Exchange Commission on December 10, 2003

Registration Statement No. 333-110692

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Votorantim Celulose e Papel S.A.

(Exact name of Registrant as specified in its charter)

Votorantim Pulp and Paper Inc.

(Translation of Registrant’s name into English)

Federative Republic of Brazil	2621	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

Alameda Santos, 1357—8º andar,

01419-908 São Paulo, São Paulo

Federative Republic of Brazil

55-11-3269-4000

(Address and telephone number of Registrant’s principal executive offices)

Votorantim International North America, Inc.

111 Continental Drive—Suite 111

Newark, Delaware 19713

(302) 454-8300

(Name, address and telephone number of agent for service)

Copies to:
Andrés V. Gil Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Phone: (212) 450-4000 Fax: (212) 450-4800	Richard S. Aldrich, Jr. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Phone: (212) 848-4000 Fax: (212) 848-7179	Phyllis G. Korff Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Phone: (212) 735-2322 Fax: (212) 735-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

The sole purpose of this Amendment is to file exhibits to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus and Financial Statements are unchanged and have been omitted.

Part II

Information not required in the prospectus

Item 8. Indemnification of Directors and Officers

Neither the laws of Brazil nor the Registrant’s by-laws or other constitutive documents provide for indemnification of directors or officers.

The Registrant maintains liability insurance covering all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that any of its directors and officers are legally required to pay (and for which they are not indemnified by the Registrant) as a result of a written request for indemnification of financial losses or of any civil, criminal or formal administrative proceedings in connection with any mistake, misstatement, act, omission, neglect or violation of a right performed by such directors and officers acting as such, either individually or as a group, and also in connection with being a director or officer of the Registrant.

This liability insurance also covers all payments made by the Registrant to indemnify its directors and officers against all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that such directors and officers are legally required to pay in the circumstances explained above.

Item 9. Exhibits

The following documents are filed as part of this Registration Statement:

Exhibit Number		Description

1.1

Form of Underwriting Agreement among (i) Votorantim Celulose e Papel S.A., (ii) BNDES Participações S.A.—BNDESPAR, Optiglobe Telecomunicações S.A., Cimento Rio Branco S.A., as selling shareholders, and (iii) J.P. Morgan Securities Inc. as representative of the underwriters.

4.1

Form of Amended and Restated Deposit Agreement among us, The Bank of New York, as depositary, and the Owners and Beneficial Owners of American Depositary Receipts, including the form of American Depositary Receipts (incorporated by reference to the Registration Statement on Form F-6 (Registration No. 333-84964) dated March 25, 2002).

4.2

English translation of the By-laws of Votorantim Celulose e Papel S.A. (incorporated by reference to Votorantim Celulose e Papel S.A.’s annual report on Form 20-F for the fiscal year ended December 31, 2001, dated May 21, 2002).

5.1	*	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian counsel of the Registrant, as to the legality of the preferred shares.

5.2

Opinion of counsel to the depositary bank as to the legality of the American depositary shares (incorporated by reference to the Registration Statement on Form F-6 (Registration No. 333-84964) dated March 25, 2002).

8.1	*	Opinion of Shearman & Sterling LLP, as to U.S. tax matters.

8.2	*	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, as to Brazilian tax matters.

Exhibit Number		Description

23.1	*	Consent of PricewaterhouseCoopers Auditores Independentes.

23.2	*	Consent of Ernst & Young Auditores Independentes S.S.

23.3	*	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant (included in Exhibit 5.1).

23.4	*	Consent of Shearman & Sterling LLP, U.S. counsel of the Registrant (included in Exhibit 8.1).

24.1	*	Power of Attorney.

* previously filed

Item 10. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 8 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby also undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement at the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, Brazil on December 10, 2003.

VOTORANTIM CELULOSE E PAPEL S.A.

By:	/s/ Raul Calfat
Name: Raul Calfat
Title: Chief Executive Officer

By:	/s/ Valdir Roque
Name: Valdir Roque
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 10, 2003.

Name	Title

* José Roberto Ermírio de Moraes	Chairman of the Board of Directors

* Fábio Ermírio de Moraes	Vice-Chairman of the Board of Directors

* Carlos Ermírio de Moraes	Director

* Clóvis Ermírio de Moraes Scripilliti	Director

* Raul Calfat	Director, President and Chief Executive Officer

/s/ Valdir Roque Valdir Roque	Chief Financial Officer and Investor Relations Officer

* Sidney Catania	Corporate Controller

Votorantim International North America Inc.	Authorized Representative in the United States
/s/ Eduardo de Magalhães Scabbia
By: Eduardo de Magalhães Scabbia Authorized Signatory

* By: /s/ Valdir Roque
As Attorney-In-Fact Valdir Roque